SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Finjan Holdings, Inc.
(Name of Issuer)

Common Stock, $0.0001 par value
(Title of Class of Securities)

31788H303
(CUSIP Number)

Suzanne McDermott

Bardin Hill Investment Partners LP

299 Park Avenue, 24th Floor

New York, New York 10171

(212) 303-9400

with a copy to:

Eleazer Klein, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

(212) 756-2000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 19, 2020
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

(Page 1 of 9 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 31788H303	SCHEDULE 13D/A	Page 2 of 9 Pages

1	NAME OF REPORTING PERSON Bardin Hill Long Duration Recoveries Management LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,916,921
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,916,921
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,916,921
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
14	TYPE OF REPORTING PERSON PN, IA

CUSIP No. 31788H303	SCHEDULE 13D/A	Page 3 of 9 Pages

1	NAME OF REPORTING PERSON Bardin Hill LDR Management GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,916,921
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,916,921
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,916,921
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
14	TYPE OF REPORTING PERSON OO, HC

CUSIP No. 31788H303	SCHEDULE 13D/A	Page 4 of 9 Pages

1	NAME OF REPORTING PERSON Bardin Hill Investment Partners GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,916,921
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,916,921
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,916,921
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
14	TYPE OF REPORTING PERSON OO, HC

CUSIP No. 31788H303	SCHEDULE 13D/A	Page 5 of 9 Pages

1	NAME OF REPORTING PERSON Bardin Hill Management Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,916,921
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,916,921
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,916,921
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
14	TYPE OF REPORTING PERSON PN, HC

CUSIP No. 31788H303	SCHEDULE 13D/A	Page 6 of 9 Pages

1	NAME OF REPORTING PERSON Bardin Hill Management Partners GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Alabama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,916,921
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,916,921
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,916,921
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
14	TYPE OF REPORTING PERSON OO, HC

CUSIP No. 31788H303	SCHEDULE 13D/A	Page 7 of 9 Pages

1	NAME OF REPORTING PERSON Jason Dillow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,916,921
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,916,921
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,916,921
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
14	TYPE OF REPORTING PERSON IN, HC

CUSIP No. 31788H303	SCHEDULE 13D/A	Page 8 of 9 Pages

Amendment No. 5 to Schedule 13D

The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned (the “Amendment No. 5”). This Amendment No. 5 amends the Schedule 13D as specifically set forth herein.

All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D, as amended. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Items 5(a) and (b) of the Schedule 13D are hereby amended and restated in their entirety as follows:

(a)	See rows (11) and (13) of the cover pages to this Schedule 13D for the aggregate number of shares of Common Stock and the percentage of the shares of Common Stock beneficially owned by the Reporting Persons. The percentages used in this Schedule 13D are calculated based 27,703,002 shares of Common Stock of the Issuer outstanding as of May 18, 2020, as reported in the Issuer’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 1, 2020.

(b)	See rows (7) through (10) of the cover pages to this Schedule 13D for the number of shares of Common Stock as to which each Reporting Person has the sole or shared power to vote or direct the vote and sole or shared power to dispose or to direct the disposition.

Item 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Items 6 of the Schedule 13D is hereby amended and supplemented as follows:

On June 19, 2020, the Warrants expired unexercised pursuant their terms.

CUSIP No. 31788H303	SCHEDULE 13D/A	Page 9 of 9 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 22, 2020

Bardin Hill Long Duration Recoveries
Management LP

By:	/s/ Suzanne McDermott
Name:	Suzanne McDermott
Title:	Chief Legal Officer and Chief Compliance Officer

Bardin Hill LDR Management GP LLC

By:	/s/ Suzanne McDermott
Name:	Suzanne McDermott
Title:	Chief Legal Officer and Chief Compliance Officer

Bardin Hill Management Holdings GP LLC

By:	/s/ Suzanne McDermott
Name:	Suzanne McDermott
Title:	Chief Legal Officer and Chief Compliance Officer

Bardin Hill Management Partners LP

By:	/s/ Suzanne McDermott
Name:	Suzanne McDermott
Title:	Chief Legal Officer and Chief Compliance Officer

Bardin Hill Management Partners GP LLC

By:	/s/ Suzanne McDermott
Name:	Suzanne McDermott
Title:	Chief Legal Officer and Chief Compliance Officer

/s/ Jason Dillow
JASON DILLOW